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                              EMPLOYMENT AGREEMENT


       THIS AGREEMENT, entered into as of the 28th day of July, 1992, by and between JOHN G. BURGESS (the "Employee") and AMERICAN PRESIDENT COMPANIES, LTD., a Delaware corporation (the "Company"),

                              W I T N E S S E T H:

       Whereas the Company is the parent corporation in a group of affiliated corporations (the "Affiliated Group") which consists of the Company and all of its direct or indirect subsidiaries;

       Whereas the parties entered into employment agreements as of August 17, 1990, and July 30, 1991, securing the services of the Employee for the benefit of the Affiliated Group;

       Whereas the parties wish to continue the services of the Employee for the benefit of the Affiliated Group upon the terms and conditions set forth below; and

       Whereas the parties wish to have this Agreement supersede all prior employment agreements between the Employee and any member of the Affiliated Group;

               N o w, T h e r e f o r e, in consideration of the mutual covenants herein contained, the parties agree as follows:

       1.  Term of Employment.

       (a) Basic Rule. The Company agrees to cause the Employee's employment with the Affiliated Group to continue, and the Employee agrees to remain in employment with the Affiliated Group, from the date hereof until the earlier of (i) the first day of the month coinciding with or next following the Employee's 65th birthday (the "Normal Retirement Date") or (ii) the date when the Employee's employment terminates pursuant to Subsections (b), (c) or (d) below. In no event shall a transfer (whether voluntary or involuntary) of the Employee from one member of the Affiliated Group to another member be treated as a termination of employment for any purpose under this Agreement.

       (b) Early Termination. Subject to Sections 6 and 7, the Company may terminate the Employee's employment with the Affiliated Group by giving the Employee 30 days' advance notice in writing. The Employee may terminate his employment with the Affiliated Group by giving the Company 30 days' advance notice in writing. The Employee's employment shall terminate automatically in the event of his death. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 1.

       (c) Cause. Subject to Section 6, the Company may cause the Employee's employment with the Affiliated Group to terminate at any time for Cause by giving the Employee written notice. For all purposes under this Agreement, "Cause" shall mean (i) a willful failure by the Employee to substantially perform his duties hereunder, other than a failure resulting from the Employee's complete or partial incapacity due to physical or mental illness or impairment, or (ii) a willful act by the Employee which constitutes gross misconduct and which is materially injurious to a member of the Affiliated Group. No act, or failure to act, by the Employee shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in such member's best interest.

       (d) Disability. Subject to Section 6, the Company may cause the Employee's employment with the Affiliated Group to terminate for Disability by giving the Employee 30 days' advance notice in writing. For all purposes under this Agreement, "Disability" shall mean that the Employee, at the time notice is given, has been unable to carry out any of his duties under this Agreement for a period of not less than six consecutive months as the result of his incapacity due to physical or mental illness. In the event that the Employee resumes the performance of his duties hereunder on a full-time basis before the termination of his employment under this Subsection (d) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

       (e) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied.

       2.  Duties and Scope of Employment.

       (a) Position. The Employee shall hold the position of Executive Vice President of American President Lines, Ltd. or such other position or positions with any member of the Affiliated Group as the Company may from time to time assign to him.

       (b) Obligations. During the term of his employment under this Agreement, the Employee shall devote his full business efforts and time to the Affiliated Group and shall not render services to any other person or entity without the prior written consent of the Company's Chief Executive Officer. The foregoing, however, shall not preclude the Employee from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments which do not interfere or conflict with his responsibilities under this Agreement.

       3.  Base Compensation.

       During the term of his employment under this Agreement, the Employee shall receive as compensation for his services a base salary at the annual rate of $275,810, or at such higher rate as the Company may determine from time to time. Such salary shall be payable in approximately equal biweekly installments. Once the Company has increased such salary, it thereafter shall not be reduced. (The annual compensation specified in this Section 3, together with any increases in such compensation which the Company may grant from time to time, is referred to in this Agreement as "Base Compensation.")

       4.  Employee Benefits.

       During the term of his employment under this Agreement, the Employee shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company, including (without limitation) pension plans, thrift or profit-sharing plans, excess-benefit plans, stock purchase, stock option, restricted stock or phantom stock plans, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any committee administering such plan or program; provided, however, that the Employee's rights with respect to severance pay upon termination of employment shall be governed exclusively by this Agreement, and the Employee shall not be eligible to participate in any severance plan maintained by the Company.

       5.  Business Expenses.

       During the term of his employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Employee shall be reimbursed for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

       6.  Change in Control.

       (a) Definition. For all purposes under this Agreement, "Change in Control" shall mean the occurrence of any of the following events:

              (i) A change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the
       Securities Exchange Act of 1934 (the "Exchange Act");

              (ii) A change in the composition of the Company's Board of Directors, as a result of which fewer than two-thirds of the incumbent directors are directors who either (A) had been directors of the Company 24 months prior to such change or (B) were elected, or nominated for election, to the Company's Board of Directors with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

              (iii) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "Base Capital Stock"); provided, however, that any change in the relative beneficial ownership of securities of any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company.

       (b) Severance Payment. If, (i) during the term of this Agreement and at any time after the occurrence of a Change in Control, a member of the Affiliated Group terminates the Employee's employment for any reason or no reason, or (ii) during the term of this Agreement and within one year after a Change in Control, the Employee resigns as a result of a material change in his responsibilities or the relocation of his place of employment by more than 20 miles from Oakland, California, or (iii) during the term of this Agreement and within the 30-day period commencing one year after the occurrence of a Change in Control, the Employee resigns his employment for any reason, then the Employee shall be entitled to receive a severance payment from the Company (the "Severance Payment"). The Severance Payment shall be made in a lump sum not less than 31 days nor more than 60 days following the date of the employment termination and shall be in an amount determined under Subsection (c) below. The Severance Payment shall be in lieu of any further payments to the Employee and any further accrual of benefits under Sections 3 and 4 with respect to periods subsequent to the date of the employment termination and any termination benefits under Section 7. The foregoing notwithstanding, in the event of the Employee's termination or resignation as provided in Clauses (i) or (ii) of this Subsection (b), the Employee may elect to receive, in lieu of the Severance Payment, all of the termination benefits described in Section 7, as if his termination or resignation were a termination without Cause. In the event of the Employee's resignation as provided in Clause
(iii) of this Subsection (b), the Employee may elect to receive, in lieu of the Severance Payment, the termination benefits described in Subsections 7(b) and (c), as if his resignation were a termination without Cause; provided, however, that the Continuation Period to be counted as employment shall be determined by substituting "18 months after the date of such employment termination" for Clause (i) of Subsection 7(a), and the insurance coverage provided during the Continuation Period pursuant to Subsection 7(c) shall be limited to medical, dental and life insurance plans. The Employee shall advise the Company of his election in writing within 30 days after his resignation or after receiving the Company's notice of termination.

       (c) Amount. The amount of the Severance Payment shall be equal to the product of the following:

               (i) 142.5 percent of the Employee's monthly rate of Base Compensation, as in effect on the date of the employment termination; times

               (ii) The lesser of (A) 36 months or (B) the number of months between the date of the employment termination and the Employee's Normal Retirement Date; provided, however, that in the event of the Employee's resignation as provided in Clause (iii) of Subsection (b) above, the amount of the Severance Payment shall be determined by substituting "18 months" for Clause (A). For this purpose, a partial month shall be counted as the appropriate fraction of a full month.

       (d) Incentive Programs. If, during the term of this Agreement, a Change in Control occurs with respect to the Company, the Employee shall become fully vested in all awards heretofore or hereafter granted to him under all stock option, stock appreciation rights, restricted stock, phantom stock or similar plans maintained by the Company, any contrary provisions of such plans notwithstanding.

       (e) No Mitigation. The Employee shall not be required to mitigate the amount of any payment contemplated by this Section 6 (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

       7.  Involuntary Termination Without Cause.

       (a) Continuation Period. In the event that, during the term of this Agreement, a member of the Affiliated Group terminates the Employee's employment for any reason other than Cause or Disability or for no reason, the Employee shall be entitled to receive all of the payments and benefit coverage described in the succeeding subsections of this Section 7. Such payments and benefit coverage shall continue for the period commencing on the date when the employment termination is effective and ending on the earliest of (i) 36 months after the date of such employment termination, (ii) the Employee's Normal Retirement Date or (iii) the date of the Employee's death (the "Continuation Period"). Any other provision of this Agreement notwithstanding, if the Employee is entitled and elects to receive a severance payment pursuant to
Section 6, then no payments or benefit coverage shall be provided to the Employee under this Section 7.

       (b) Base Compensation. During the Continuation Period, the Employee shall receive biweekly payments of 142.5 percent of his biweekly rate of Base Compensation, as in effect on the date of the employment termination.

       (c) Insurance Coverage. During the Continuation Period, the Employee (and, where applicable, his dependents) shall be entitled to continue participation in all insurance or similar plans maintained by the Company, including (without limitation) life, disability, health and accident insurance programs, as if he were still an employee of the Company. Where applicable, the Employee's salary for purposes of such plans shall be deemed to be equal to his Base Compensation. To the extent that the Company finds it impossible to cover the Employee under its group insurance policies during the Continuation Period, the Company (at its own expense) shall provide the Employee with the same level of coverage under individual policies.

       (d) Incentive Programs. The Continuation Period shall be counted as employment with the Affiliated Group for purposes of determining the expiration date of all options on the Company's stock and for purposes of vesting under all executive compensation programs in which the Employee participated (any contrary provisions of option agreements or such programs notwithstanding), including (without limitation) stock purchase, stock option, restricted stock or phantom stock plans, incentive or other bonus plans and similar programs, but not including any pension, thrift or profit-sharing plan intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The preceding sentence shall not be construed to require the grant of any new awards to the Employee under such executive compensation programs during the Continuation Period.

       (e) Supplemental Benefit. In lieu of accruing additional pension benefits under the Retirement Plan for Non-Bargaining Unit Employees of American President Companies, Ltd. (the "Retirement Plan"), the Excess-Benefit Plan of American President Companies, Ltd. and any other qualified or nonqualified defined-benefit pension plan maintained by the Company, and any successor to any of such plans (collectively, the "Retirement Program"), during the Continuation Period, the Employee and his surviving spouse (if any) shall be entitled to receive an unfunded supplemental retirement benefit (the "Supplemental Benefit"). The amount of the Supplemental Benefit shall be determined under Subsection (f) below. Supplemental Benefit payments shall be made in monthly installments, commencing with the month for which the first pension payment is made to the Employee or his surviving spouse under the Retirement Plan and ending with the month for which the last pension payment is made to the Employee or his surviving spouse under the Retirement Plan.

       (f)  Amount of Supplemental Benefit.  The amount of the
Supplemental Benefit shall be equal to the difference between:

               (i) The amount of the pension benefits actually paid to the Employee or to his surviving spouse, as the case may be, under the Retirement Program; and

               (ii) The amount of the hypothetical pension benefits that would be payable to the Employee or to his surviving spouse, as the case may be, under the Retirement Program if the following assumptions are made:

                      (A) The projected Continuation Period, determined without regard to the possibility of the Employee's death, is counted as employment with the Affiliated Group for all purposes (including, without limitation, benefit accrual) under the Retirement Program; and

                      (B)  142.5 percent of the projected Base
               Compensation to be received by the Employee during the Continuation Period is counted as compensation for purposes of determining benefits under the Retirement Program.

The Supplemental Benefit shall be payable in the same form as the pension benefit under the Retirement Plan, unless such pension benefit is paid in the form of a single lump sum. In that event, the Supplemental Benefit shall be payable in the normal form of benefit provided under the Retirement Plan and shall be computed and paid as if the pension benefits actually paid under the Retirement Plan were also payable in the normal form. The amount of the Supplemental Benefit shall be recalculated each year in accordance with any provisions of the Retirement Plan which are applicable to the Employee and which provide for the adjustment of pension benefits to reflect changes in the cost of living.

       (g) Equivalency. Subsections (e) and (f) above shall be construed, to the greatest extent possible, so as to place the Employee in the position in which he would have been if his active participation in the Retirement Program had continued during the Continuation Period. However, any incremental tax costs or benefits associated with the Supplemental Benefit shall be disregarded for this purpose.

       (h) No Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this
Section 7, nor shall any such payment or benefit be reduced by any earnings or benefits that the Employee may receive from any other source.

       8.  Limitation on Payments.

       (a) Basic Rule. Any provision of this Agreement to the contrary notwithstanding, in the event that the independent auditors most recently selected by the Board of Directors of the Company (the "Auditors") determine that any payment, transfer or acceleration of vesting by the Affiliated Group to or for the benefit of the Employee, whether pursuant to the terms of this Agreement or any other plan or agreement (a "Payment"), would be nondeductible by the Affiliated Group for federal income tax purposes because of section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 8, the "Reduced Amount" shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Affiliated Group because of section 280G of the Code.

       (b) Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Affiliated Group because of section 280G of the Code, then the Company, within five business days after being notified by the Auditors, shall give the Employee notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount. The Employee may then elect, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his election within 30 days of his receipt of notice. If no such election is made by the Employee within such 30-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Employee promptly of such election. For all purposes under this Section 8, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this Section 8 shall be binding upon the Affiliated Group and the Employee and shall be made within 60 days of the date when a Payment becomes payable or transferable. Within five business days following the completion of such determinations and the elections hereunder, the Affiliated Group shall pay or transfer to or for the benefit of the Employee such amounts as are then due to him under this Agreement. It shall, as promptly as possible, pay or transfer to or for the benefit of the Employee in the future such amounts as become due to him under this Agreement.

       (c) Overpayments and Underpayments. As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Affiliated Group which should not have been made (an "Overpayment") or that additional Payments which will not have been made by the Affiliated Group could have been made (an "Underpayment"), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Affiliated Group or the Employee which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Employee which he shall repay to the Affiliated Group, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by the Employee to the Affiliated Group if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Affiliated Group to or for the benefit of the Employee, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code.

       9.     Protection of Trade Secrets.

       (a) Trade Secrets. The parties acknowledge and agree that during the term of this Agreement and in the course of his employment hereunder, the Employee will have access to and become acquainted with information concerning the operations of members of the Affiliated Group, including without limitation financial, personnel, customer, sales, systems and other information that is owned by members of the Affiliated Group and regularly used in the operation of their business, and that such information constitutes the trade secrets of the members of the Affiliated Group. The Employee specifically agrees that he shall not misuse, misappropriate or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment hereunder.

       (b) Unfair Competition. The Employee acknowledges and agrees that the unauthorized use or disclosure of any of the trade secrets obtained by the Employee during the course of his employment under this Agreement, including information concerning the Affiliated Group's current, future or proposed work, services or products, the facts that any such work, services or products are planned, under consideration or in production, as well as any descriptions thereof, constitute unfair competition. The Employee promises and agrees not to engage in any unfair competition with any member of the Affiliated Group, either during the term of this Agreement or at any time thereafter.

       (c) Return of Documents. The Employee further agrees that all files, records, documents, computer disks, drawings, specifications, equipment and similar items relating to the business of members of the Affiliated Group, whether prepared by the Employee or others, are and shall remain exclusively the property of the members of the Affiliated Group and shall be returned to the Affiliated Group upon the termination of his employment hereunder.

       10.  Successors.

       (a) Company's Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. The Company's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Employee to all of the compensation and benefits to which he would have been entitled hereunder if the Company had involuntarily terminated his employment without Cause on the date when such succession becomes effective. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Subsection (a) or which becomes bound by this Agreement by operation of law.

       (b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

       11.  Notice.

       Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

       12.  Miscellaneous Provisions.

       (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by the Company's Chief Executive Officer. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

       (b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. Effective as of the date hereof, this Agreement supersedes all prior employment agreements between the Employee and any member of the Affiliated Group.

       (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

       (d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

       (e) Arbitration. Except as otherwise provided in Section 8, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Oakland, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

       (f) No Assignment. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (f) shall be void.

       IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


                                                           /s/  John G. Burgess
                                                          ______________________
                                                                John G. Burgess


                                           AMERICAN PRESIDENT COMPANIES, LTD.


                                                /s/  J. M. Lillie
                                           By   ________________________
                                                J. M. Lillie
                                                Chairman of the Board, President
                                                and Chief Executive Officer
TW940324Cemp-1800tw